Exhibit 10.4
INSTALLMENT CONTRACT FOR SALE OF
COMMERCIAL REAL ESTATE

This Agreement is made on the ______ day of November, 2015, by and between Dan G. Scherer and T. Holly Scherer, 8732 N. Frontage Lane, Bridgeport, IL 62417 (Sellers), and Small's Mill Holdings, Inc., a Nevada corporation, with offices at 77 King Street West, Suite 2905, Toronto, Ontario M5K 1H1 (Purchaser):

WHEREAS, Sellers own certain real estate in Lawrenceville, Illinois on which they formerly operated a greenhouse and retail floral business commonly known as Lawrenceville Greenhouses; and

WHEREAS, the Purchaser is desirous of acquiring said real estate, and all improvements thereon, for the purpose of operating a medical marijuana dispensary facility, as defined and permitted by the Illinois Compassionate Use of Medical Cannabis Pilot Program Act (410 ILCS 130/1 et seq.); and

WHEREAS, on August 24, 2014, the parties hereto entered into a certain Real Estate Purchase Agreement, whereby an affiliate of Purchaser agreed to purchase said real estate and improvements thereon from Sellers; and

WHEREAS, the parties now desire to amend and restate said contract, by setting forth herein certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the sale and certain additional agreements related to the sale; and

WHEREAS, the parties hereby acknowledge and stipulate that this instrument shall constitute a binding agreement between them containing all rights, obligations, warranties and covenants incidental to the sale by Sellers and purchase by Purchaser of said real estate and any  improvements thereon;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants herein contained, Sellers agree to sell and Purchaser agrees to purchase from Sellers the real estate described below, free and clear of all liens and encumbrances, except as hereinafter provided, and subject to the following terms and conditions:

Article I
Description of Property

1.	The property included in this sale consists of:

1.	The land of Sellers at 2415 – 2417 State Street, Lawrenceville, IL, as more particularly described in Exhibit A attached hereto and made a part of this Agreement;

2.	All commercial buildings and other improvements located upon the land described in Exhibit A;

3.	The residential dwelling, garage and other improvements located upon the land described in Exhibit A;

Said property and improvements referred to hereafter in this Agreement as the "Business Premises".

Article II
Purchase Price and Terms of Payment

The total purchase price of the Business Premises is Three Hundred Fifty Thousand Dollars ($350,000.00), to be paid as follows:

1.	Sellers acknowledge receipt of Five Thousand Dollars ($5,000.00) heretofore deposited by Purchaser with Sellers' broker, and to be released to Sellers on November 20, 2015.

2.	Purchaser shall pay Sellers the sum of Ninety-Five Thousand Dollars ($95,000.00), said sum to be paid on November 20, 2015 and tendered to Sellers' attorney.

3.	The principal balance of the purchase price, being Two Hundred Fifty Thousand Dollars ($250,000.00), shall be paid as follows: For a term of twenty-four (24) months commencing on December 20, 2015, and payable on the 20th day of each successive month thereafter for said term, Purchaser shall pay Sellers monthly installments of $2,109.64; and on December 20, 2017, the entire principal unpaid balance, accrued interest, any unpaid late charges, and any other amounts due and owing to Sellers as provided in this Agreement, shall become immediately due and payable.

4.	The deferred balance of Two Hundred Fifty Thousand Dollars ($250,000.00) shall bear interest at the rate of 6.00% per annum from the date of this Agreement. Each monthly installment shall be applied first to the payment of interest on the principal balance from time to time remaining unpaid, and the remainder to the reduction of unpaid principal balance.

5.	The deferred balance of Two Hundred Fifty Thousand Dollars ($250,000.00) owed by Purchaser to Sellers shall be evidenced and secured by a Promissory Note executed by the corporate president and secretary of the Purchaser, with the corporate guaranty of Nutritional High International, Inc.

6.	Purchaser shall have the right to make prepayments in increments equal to a regular monthly installment amount on regular installment due dates. Any prepayments made pursuant to this Paragraph shall be first applied to the monthly installments last coming due hereunder, and prepayments made shall not defer the due date of the payment next coming due.

7.	Any monthly installment not received by Sellers on or before the due date provided herein shall result in a daily late payment charge equal to two percent (2%) of the installment past due.

8.	Sellers shall have the option to direct that all monthly installments due hereunder shall be paid by Purchaser via electronic deposit in a designated bank account. Sellers shall provide Purchaser with the necessary account and routing instructions to effectuate such electronic deposits.

Article III
Possession and Condition of Premises

Purchaser shall be entitled to possession of the Business Premises on the effective date of this Agreement.  Purchaser has examined and knows the condition of the Business Premises, and accepts same "AS IS" condition.  Purchaser further acknowledges that no representations as to the condition of the Business Premises or repairs thereof have been made by Sellers.  The taking of possession of the Business Premises by Purchaser shall be conclusive evidence against Purchaser that the Business Premises are in good and satisfactory condition.

Article IV
Improvements and Prohibition of Liens

1.            Purchaser may during the term of this Agreement, at its sole expense, remodel, alter, renovate, remove, replace or construct improvements on the Business Premises, provided that same be performed in a good and workmanlike manner.  All improvements made by Purchaser to the Business Premises during the term of this Agreement shall become a part of the Business Premises; and upon its default or non-performance of this Agreement, for any reason, Purchaser shall have no claim against the Sellers for the value of said improvements, or for any expenses or costs incurred by Purchaser arising from any work undertaken pursuant to this paragraph.

2.            During the term of this Agreement, Purchaser covenants and agrees that it will not at any time permit any valid and lawful mechanic's, materialman's, contractor's, subcontractor's, or supplier's liens of any kind to attach against the Business Premises.  In the event that any mechanic's or other lien is attached against the Premises, Purchaser shall, within sixty (60) days of notice pursuant to statute, pay the amount of claim due and procure and file the release of such lien; or, in the alternative, commence a proceeding in the Circuit Court of Lawrence County, Illinois to contest the validity of such lien.  Purchaser shall indemnify and save Sellers harmless for any and all costs and expenses, including attorney fees, incurred by Sellers in defense of any action or proceeding arising from the filing of such lien.

3.            Purchaser will keep Sellers harmless and indemnified at all times against any loss, damage, costs or expense, by reason of any accident, loss or damage resulting to persons or property growing out of any act done or permitted to be done upon the Premises, including any act arising out of remodeling, alterations, renovations, replacement, removal or construction of improvements.

4.            Purchaser shall save, hold and keep Sellers and the Business Premises free and clear of and from any claims, demands, liabilities, judgments, costs and expenses, including attorney fees, arising out of any damage which may be sustained by an adjoining property owner or other persons or property in connection with any remodeling, altering, repairing, removal or construction of improvements upon the Business Premises.

Article IV
Insurance

1.            Purchaser covenants and agrees to keep all buildings at any time on the Business Premises insured at its expense against loss of fire, lightning, wind storm and extended coverage risk in non-assessable policies written by standard, solvent companies, to the full insurable value thereof or to the amount of indebtedness hereunder, whichever is larger, either written in favor of or with suitable loss payable clauses attached, making losses payable to the parties as their respective interests may appear.  In the event that the buildings or improvements on the Business Premises are damaged or destroyed beyond repair, Purchaser may elect, within sixty (60) days of such destruction, to rebuild and restore the improvements, whereupon Sellers agree that the insurance proceeds may be applied for that purpose.  If Purchaser does not elect to rebuild and restore the Business Premises, all insurance proceeds for such loss shall be applied to the purchase price.  Subject to the foregoing, Purchaser covenants and agrees to keep the buildings and improvements in good repair, and neither to suffer nor to commit any waste on or to the Business Premises.  Purchaser agrees to repair any buildings or improvements within a reasonable time after such loss.

2.            Purchaser agrees to procure and maintain in force during the term of this Agreement, at its expense public liability insurance in companies and through brokers adequate to protect against liability for damage claims through public use of or arising out of accidents occurring in or around the Business Premises in an aggregate amount of not less than One Million Dollars ($1,000,000.00).  Such insurance shall provide coverage for Sellers' contingent liability on such claims or losses.  In the event that such insurance is not kept in force during the term of this Agreement, Sellers may procure the necessary insurance, pay the premium, and such premium shall be repaid to Sellers with the monthly installment next coming due following the date on which such premium is paid.

Article VI
Real Estate Taxes

Real estate taxes for 2015, payable in 2016, shall be pro-rated between the parties as of the effective date of this Agreement.  Purchaser shall be responsible for real estate taxes for 2016 and all subsequent years.

Article VII
Conveyance and Evidence of Title

1.            No right, title or interest, legal or equitable, in the Business Premises, or any part thereof shall vest in Purchaser until delivery of deed, or until the purchase price and all other payments herein provided shall have been paid or tendered in full to the Sellers.

2.            Not less than thirty (30) days prior to Purchaser's final payment under this Agreement, Sellers shall furnish to Purchaser a commitment for a standard form policy of title insurance in the face amount of the purchase price.  Such commitment for title insurance shall show Sellers' good and marketable title in the Business Premises, subject only to the exceptions and reservations set forth in this Article.  The policy of title insurance shall be delivered to Purchaser, and shall be accepted as evidence of Sellers' title in the Business Premises.

3.            Sellers covenant and agree to convey to Purchaser on the date the total purchase price and other consideration herein by Purchaser to be made, have been paid, made or tendered in full to Sellers, fee simple title to the Business Premises by good and sufficient warranty deed with waiver of dower and homestead, subject only to:

(a)	All prior reservations of oil, gas, coal, and other minerals lying in, on or under the above-described real estate;

(b)	All general real estate taxes, special assessments and special taxes accruing or levied after the date hereof;

(c)	Building, building lines, use or occupancy restrictions, conditions and covenants of record, and building and zoning laws and ordinances;

(d)	Roads, highways, streets and alleys, if any;

(e)	Easements of record;

(f)	Rights of all persons claiming by, through or under the Purchaser.

Sellers have executed a Warranty Deed and Illinois Real Estate Transfer Tax Declaration consistent with the terms of this Agreement; and Purchaser has executed a Quitclaim Deed in favor of the Sellers.  These instruments are satisfactory to the parties in form and content, and have been retained by Sellers' attorney, James M. Neal, 721 12th Street, Lawrenceville, IL 62439.  Sellers' attorney shall deliver said instruments to Purchasers upon full performance under this Agreement, or deliver said instruments to Sellers upon Purchasers' failure to cure any default hereunder within sixty (60) days of the notice of default. In the event of any dispute between the parties as to their respective obligations under this Agreement, or their respective performance thereunder, Sellers' attorney, or any successor holder of the aforesaid instruments, shall hold the instruments until presented with written instructions signed by all parties, or is provided with a certified copy of an order by a court of competent jurisdiction giving direction as to the release of said instruments.  Sellers and Purchaser hereby release named escrow agent from any and all liabilities associated with his services in this capacity.

Article VIII
Transactional Costs and Broker Fees

1.            Sellers and Purchaser shall each be responsible for one-half (1/2) of the broker's commission to Illiana Propertries, Hutsonville, Illinois, said total commission being in the sum of Twenty One Thousand Dollars ($21,000.00), payable on the effective date of this Agreement.

2.            Purchaser shall pay Sellers' legal fees incidental to this transaction, in the sum of Three Thousand Dollars ($3,000.00), payable on the effective date of this Agreement.

3.            Purchaser shall be responsible for the following closing costs and fees incidental to this transaction.

(a)	Pre-closing title search and commitment for title insurance, including premium therefor;

(b)	Post-closing title search for issuance of owner's title insurance policy;

(c)	All costs incidental to Purchaser's financing, including appraisals, inspections, and mortgage loan insurance policy, if any;

(d)	Deed preparation and recording fees;

(e)	Real estate transfer taxes (deed stamps);

(f)	Closing agent fees, if any.

Sellers shall be responsible for all fees and expenses incurred by them to cure any defects in title or remove exceptions necessary for issuance of owner's title insurance policy.

Article IX
Sellers' Remedies

1.            In the case of the failure of Purchaser to make any of the payments, or any part thereof, or perform any of the covenants hereunder, and such default is not fully cured after notice thereof as provided herein, on the expiration of sixty (60) days after said notice, this Agreement shall, at the option of Sellers, be forfeited and Purchaser shall forfeit all payments made on this Agreement.  Sellers thereafter shall have the right to reenter and take possession of the Business Premises subject to Purchaser's rights under applicable statute.  In the event this Agreement shall be declared null and void by Sellers by reason of any default, breach or violation by Purchaser and any other provisions hereof, this Agreement shall be null and void and be so conclusively determined by the filing by Sellers of a written declaration of forfeiture in the Office of the Recorder of Lawrence County, Illinois.  The remedy of forfeiture given to Seller shall not be exclusive of any other remedy, but Sellers shall, in the case of default or breach, or for any other reason herein contained, have every other remedy given by this Agreement or by law or equity, and shall have the right to maintain or prosecute any and every such remedy, contemporaneously or otherwise, with the exercise of the right of forfeiture, or any other rights herein given.

2.            In the event of Purchaser's default herein, Sellers shall be entitled to retain without reimbursement to Purchaser any and all improvements made to the Business Premises during the term of the Agreement.  Purchaser shall remove all of its personal property from the Business Premises within thirty (30) days of Sellers retaking possession, and any personal property not so removed shall be deemed abandoned.

3.            Purchaser shall pay all of Sellers' costs and expenses, including attorney fees, incurred by Sellers in any action or proceeding to which Sellers may be made a party by reason of being a party to this Agreement, and Purchaser shall pay to Sellers all costs and expenses, including attorney fees, incurred by Sellers in enforcing any of the covenants and provisions of this Agreement and incurred in any action brought by Sellers against Purchaser for violation of any terms and conditions herein, and all such costs, expenses, and attorney fees may be included and form a part of any judgment entered in any proceeding brought by Sellers against Purchaser on or under this Agreement.

Article X
Additional Conditions and Covenants

1.            Purchaser shall not shall not record this Agreement in the office of the Recorder of Deeds of Lawrence County, Illinois, or any other state or municipal office.  In the event of such recording, at Sellers' option, the entire remaining unpaid purchase price shall immediately become due and payable.  At Purchaser's request, the parties shall execute a memorandum of this Agreement for recording in the office of the Recorder of Deeds of Lawrence County, Illinois.  This memorandum shall not contain any of the financial terms and conditions set forth in this Agreement.

2.            Purchaser may transfer or assign this Agreement or any interest therein without prior approval of Sellers, subject to the following conditions:  Any such assignment or transfer shall constitute an assumption by the Assignee or Transferee of Purchaser's obligations hereunder, and Sellers shall have the right to enforce any such obligations against the Assignee or Transferee directly.  Further, any such assignment or transfer pursuant to this paragraph shall not constitute a release of Purchaser's obligations hereunder unless Sellers, in writing, agree to such release.

3.            Purchaser covenants and agrees to keep the Business Premises all times hereunder in compliance with all applicable laws and ordinances, including without limitation, all building, fire protection, and zoning ordinances.

4.            Time of payment shall be the essence of this Agreement, and Sellers' failure to insist upon strict performance upon any of Purchaser's covenants and agreements, or to exercise any option herein conferred in any one or more instances, shall not be construed as a waiver or relinquishment for the future of any such covenants, agreements or options, that same shall be and remain in full force and effect.

5.            In the event of termination of this Agreement, except by payment in full, whether by forfeiture or otherwise, all improvements, whether finished or unfinished, which may be put upon the Business Premises by Purchaser shall belong to and be the property of Sellers without liability or obligation on Sellers' part to account to Purchaser for any part thereof.

6.            Sellers shall not be liable for any loss or damage to property or injury to or death of persons occurring on the Business Premises growing out of or connected with Purchaser's possession and use of the Business Premises caused by the negligence or default of Purchaser or its agents, employees, or assignees; and Purchaser hereby waives all right of recovery against Sellers or their successors in interest for any such loss or damage to the Business Premises or injury to or death of persons.  Purchaser agrees to indemnify and hold harmless the Sellers from any and all claims, demands, and causes of action arising from loss or damage to the Business Premises or injury or death of persons caused by negligence or other fault of Purchaser or its agents, employees, or assignees occurring on the Business Premises subsequent to the date of this Agreement.

7.            No extension, change, modification or amendment to this Agreement, of any kind whatsoever, shall be made or claimed by the parties hereto unless it shall be endorsed in writing and signed by the parties hereto.

8.            This Agreement and the covenants contained herein shall extend to and be obligatory upon the heirs, executors, administrators and assigns of the respective parties.

9.            All notices and demands herein shall be in writing.  Mailing of a notice or demand by certified or registered mail to Sellers at:  8732 N. Frontage Lane, Bridgeport, IL 62417, or to Purchaser at:  Purchaser's registered agent, as shown by the records of the Illinois Secretary of State, shall be sufficient service thereof.  Any notice or demand mailed as provided herein shall be deemed to have been given or made on the date of mailing.

10.            The parties agree and covenant that the effective date of this Agreement shall be November 20, 2015.

IN WITNESS WHEREOF, the parties have hereunto set their hand and seals in duplicate with fully executed and acknowledged copies to Seller and Purchasers, on the day and year first above written.

(SEE SIGNATURES AND ACKNOWLEDGEMENTS
BEGINNING ON PAGE 9 AND ENDING ON PAGE 10)

REST OF PAGE INTENTIONALLY LEFT BLANK

/"Signed"/
Dan G. Scherer, Seller

/"Signed"/
T. Holly Scherer, Seller

State of Illinois                                     )
) ss.
County of Lawrence                    )

I, the undersigned, a Notary Public, in and for said County and State aforesaid, do hereby certify that Dan G. Scherer and T. Holly Scherer, personally known to me to be the same persons whose names are subscribed to the foregoing instrument, as having executed the same, appeared before me this day in person and acknowledged that they signed, sealed and delivered the said instrument as their free and voluntary act for the uses and purposes therein set forth.

Given under my hand and Notarial Seal, this _______ day of November, 2015.

________/"Signed and Sealed"/________________
Notary Public

Small's Mill Holdings, Inc.,
a Nevada corporation, Purchaser

By:                          /"Signed"/ David Posner
President

Attest:

/"Signed"/ Adam Szweras
Corporate Secretary

Province of Ontario                      )
) ss.
City of Toronto                                     )

The undersigned Notary Public, does hereby certify that       David Posner        , and          Adam Szweras            , personally known to me to be the President and Secretary, respectively, of Small's Mill Holdings, Inc., a Nevada corporation, and personally known to me to be the same persons whose names are subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that they signed and delivered said instrument, and caused the corporate seal of said Corporation to be there affixed, pursuant to authority given by the Board of Directors of said Corporation as their free and voluntary act, and as the free and voluntary act and deed of said Corporation, for the uses and purposes therein set forth.

Given under my hand and Notary Seal, this        18th            day of November, 2015.

              /"Signed"/ Karen A. Murray
Notary Public